EXHIBIT 5.1
12636 High Bluff Drive, Suite 400
San Diego, California 92130-2071
Tel: (858) 523-5400 Fax: (858) 523-5450
www.lw.com

December 15, 2005

Somaxon Pharmaceuticals, Inc.
12750 High Bluff Drive, Suite 310
San Diego, California 92130

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File No. 036854-0010

Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     In connection with the registration by Somaxon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of 8,059,274 shares of common stock of the Company, par value $0.0001 per share (the “Shares”), issuable under the Company’s 2004 Equity Incentive Award Plan (the “2004 Plan”), the Company’s 2005 Equity Incentive Award Plan (the “2005 Plan”) and the Company’s 2005 Employee Stock Purchase Plan (the “ESPP,” and together with the 2004 Plan and the 2005 Plan, the “Plans”) under the Securities Act of 1933, as amended (the “Act”), on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on December 15, 2005 (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below.
     In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner contemplated by the Plans. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.
     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.
     We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.
     Subject to the foregoing, it is our opinion that, as of the date hereof, upon issuance, delivery and payment for the Shares in the manner contemplated by the Plans, the Shares will be duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable.
     We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Latham & Watkins LLP